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                                                                    Exhibit 4.4


                   FIRST AMENDMENT TO SUBORDINATED INDENTURE


         THIS FIRST AMENDMENT (this "Amendment") is executed as of August 23, 1996 and is between Service Corporation International (the "Issuer") and Texas Commerce Bank National Association as trustee (the "Trustee") under that certain Subordinated Indenture (the "Subordinated Indenture") between the Issuer and the Trustee dated as of September 1, 1991.

                                R E C I T A L S

         WHEREAS, the Issuer and the Trustee are parties to the Subordinated Indenture; all capitalized terms not defined herein shall have the meanings ascribed thereto in the Subordinated Indenture;

         WHEREAS, all Securities previously issued under the Subordinated Indenture have been paid in full and as of the date hereof no Securities are Outstanding thereunder;

         WHEREAS, the Issuer intends from time to time to issue additional Securities under the Subordinated Indenture and desires to amend the Subordinated Indenture in certain respects and as more fully described herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer and the Trustee hereby amend the Subordinated Indenture as follows:

         Section 1.  Amendment of Section 1.1 Definitions.

         Clause (d) of the definition of "Outstanding" in Section 1.1 of the Subordinated Indenture is hereby amended to read in its entirety as follows:

                 (d) Securities converted into Common Stock pursuant hereto prior to the applicable record date and, for purposes of selection for redemption, Securities not deemed Outstanding pursuant to Section 12.2; provided, however, that Securities surrendered for conversion during the period between the close of business on any record date for such Security and the opening of business on the related interest payment date (or on the related interest payment date) shall be considered Outstanding for purposes of payment of interest on such related interest payment date.

         Section 2.  Amendment of Section 12.1 Applicability of Article.

         Section 12.1 of the Subordinated Indenture is hereby amended to read in its entirely as follows:

                 Section 12.1 Applicability of Article. The provisions of this Article shall be applicable to the Securities of any series which are redeemable before their maturity or to any sinking fund for the retirement of Securities of a series or to any Securities of any series which may be purchased at the option of the Holder upon a Change in Control, except as otherwise specified, as contemplated by Section 2.3 for Securities of such series.

         Section 3. Amendment of Section 12.2 Notice of Redemption; Partial Redemption.

         The first sentence of the penultimate paragraph of Section 12.2 of the Subordinated Indenture is hereby amended to read in its entirety as follows:
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                 On or before the redemption date specified in the notice of redemption given as provided in this Section 12.2, the Issuer will deposit with the Trustee or with one or more Paying Agents (or, if the Issuer is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 3.5) an amount of money sufficient to redeem on the redemption date all the Outstanding Securities of such series so called for redemption (other than those theretofore surrendered for conversion into Common Stock and deemed not to be Outstanding hereunder) at the appropriate redemption price, together with accrued interest, if any, to the date fixed for redemption on all the Outstanding Securities of such series so called for redemption (other than those theretofore surrendered for conversion into Common Stock and deemed not to be Outstanding hereunder).

         Section 4.  Amendment of Section 13.2 Exercise of Conversion
Privilege.

         The first sentence of Section 13.2 of the Subordinated Indenture is hereby amended to read in its entirety as follows:

                 In order to exercise the conversion privilege, the Holder of any Security to be converted shall surrender such Security to the Conversion Agent at any time during usual business hours at its office or agency maintained for the purpose as provided in this Indenture, accompanied by a fully executed written notice, in substantially the form set forth on the reverse of the Security, that the Holder elects to convert such Security or a stated portion thereof constituting a multiple of $1,000 in principal amount, and, if such Security is surrendered for conversion during the period between the close of business on any record date for such Security and the opening of business on the related interest payment date (or on such interest payment date), accompanied also by payment of an amount equal to the interest payable on such interest payment date on the portion of the principal amount of the Security being surrendered for conversion.

         Section 5.  Ratification of Subordinated Indenture.

         The Subordinated Indenture, as amended by this Amendment, is hereby ratified and confirmed in all respects by the Issuer and the Trustee.

         Section 6.  GOVERNING LAW.

         THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF TEXAS, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE OR APPLICABLE FEDERAL LAW.

         Section 7.  Separability Clause.

         In case any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
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         Section 8.  Counterparts.

         This Amendment may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, effective as of August 23, 1996.

                              SERVICE CORPORATION INTERNATIONAL



                              By:  /s/  JAMES M. SHELGER
                                 --------------------------------------------
                              NAME:     James M. Shelger
                                   ------------------------------------------
                              Title:    Senior Vice President, General Counsel
                                        and Secretary
                                    -----------------------------------------

                              TEXAS COMMERCE BANK NATIONAL ASSOCIATION,
                                 as Trustee



                              By: /s/  WAYNE MENTZ
                                 --------------------------------------------
                              Name:    Wayne Mentz
                                   ------------------------------------------
                              Title:   Assistant Vice President
                                    -----------------------------------------